Exhibit 99.1
Oceaneering Reports Record Fourth Quarter and Annual Earnings
—Year-Over-Year Quarterly Earnings Increase 50%
—Annual Earnings Nearly Double
—Subsea Products Backlog Tops $350 Million
February 21, 2007 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2006.
During the fourth quarter of 2006, on revenue of $342 million, Oceaneering generated net income of $29.8 million, or $0.54 per share. This quarter’s net income included a $1.8 million after-tax charge, or $0.03 per share, associated with the previously announced amendment to the Service Agreement with Oceaneering’s former Chief Executive Officer. During the corresponding period in 2005, Oceaneering reported revenue of $289 million and net income of $19.7 million, or $0.36 per share.
For the year 2006, Oceaneering reported net income of $124.5 million, or $2.26 per share, on revenue of $1.3 billion. Net income for 2005 was $62.7 million, or $1.17 per share, on revenue of $999 million. Historical share and per share figures have been adjusted for the two-for-one stock split effected in June 2006.
Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2006	2005	2006	2006	2005
Revenue	$342,363	$288,725	$337,263	$1,280,198	$998,543
Gross Margin	$75,622	$56,176	$88,225	$296,121	$179,280
Operating Income	$47,882	$30,581	$60,591	$194,336	$94,069
Net Income	$29,844	$19,701	$38,547	$124,494	$62,680

Diluted Earnings Per Share	$0.54	$0.36	$0.70	$2.26	$1.17

Weighted Average Number of Diluted Shares	55,349	54,563	55,283	54,991	53,647
Annual net income rose $61.8 million as a result of record operating income performances from Remotely Operated Vehicles (ROV), Subsea Products, Subsea Projects, and Inspection. Including equity income from the Medusa Spar, Mobile Offshore Production Systems (MOPS) also contributed record pre-tax income.
T. Jay Collins, President and Chief Executive Officer, stated, “Results for the fourth quarter and the year were exemplary, as we achieved the highest net income in Oceaneering’s history in both periods. For the third consecutive year we achieved record earnings, just about double those of 2005, on a 28% growth in revenue. We continued to benefit from our strategic focus on deepwater and subsea completion activity.

“All five of our oilfield businesses contributed to our 2006 performance increase and each set annual profit records. These earnings reflect demand growth within our offshore oilfield service and product markets, the business expansion strategy we have in place, and our participation in GOM hurricane damage-related projects. The market environment was such that we were able to achieve strong utilization of our assets at improved prices.
“ROVs achieved record annual results, as our average revenue per day-on-hire surpassed the $7,250 mark. Operating income rose by over 60%. Compared to 2005, our average ROV pricing was up nearly 20% and the number of ROV days on hire grew by 10% as we increased our fleet size and utilization rate.
“Subsea Products operating income nearly quadrupled in 2006 on increased sales of our specialty subsea products and umbilicals. At year-end our backlog was $359 million, up over 80% from $196 million at the beginning of the year. During the year we commenced steel tube umbilical manufacturing at our Panama City, Florida facility and completed five major projects totaling approximately 95 miles in length. Work on another major project totaling nearly 55 miles in length was in process at year-end.
“Subsea Projects operating income more than doubled as we continued to benefit from excellent prices and high utilization for our seven vessels and diving assets. This was attributable to increased demand for hurricane damage projects and deepwater installation and inspection, repair, and maintenance (IRM) work in the Gulf of Mexico. Inspection operating income increased by over 85% due to our successes in selling more value-added services, securing new contracts, and controlling our operating expenses. MOPS pre-tax income contribution improved on higher production throughput at the Medusa Spar.
“During the year we invested approximately $194 million, including $113 million to modernize and increase the size of our ROV fleet and $38 million to expand our Subsea Products manufacturing and rental service capabilities. These capital investments position Oceaneering for increased profitability in the years ahead. At year-end our debt-to-capitalization was 22% and we remain committed to using our resources to continue our growth strategy.
“During 2007 we expect to benefit from our 2006 Subsea Products investments, led by increased manufacturing throughput at our umbilical plants. For ROVs, we anticipate continued pricing improvement and expansion of our fleet to meet rising customer demand. Subsea Projects operating income is projected to be about the same as in 2006 based on our expectations of continued favorable demand for hurricane damage work and deepwater installation and IRM activities.
“We continue to project record EPS for 2007 in the range of $2.60 to $2.90. We anticipate the 2007 growth in EPS will be led by operating income improvements in Subsea Products and ROVs. For the first quarter of 2007 we are forecasting EPS of $0.48 to $0.54.”
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: assessment that its 2006 capital investments position Oceaneering for increased profitability in the years ahead; expectation of achieving the estimated record EPS range in 2007; anticipation that 2007 earnings growth will be led by profit improvements in Subsea Products and ROVs and the factors expected to result in those improvements; projection that Subsea Projects operating income in 2007 will be about the same as in 2006 and the factors expected to result in this performance; and forecasted first quarter 2007 EPS range. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

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Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for February 22, 2007 at 10:00 a.m. Central Time, can be heard at www.companyboardroom.com (enter ticker OII).
PR 974

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2006	Dec. 31, 2005
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $26,228 and $26,308)	$523,645	$394,233
Net Property and Equipment	523,707	409,201
Other Assets	194,670	186,134

TOTAL ASSETS	$1,242,022	$989,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$279,706	$222,667
Long-term Debt	194,000	174,000
Other Long-term Liabilities	71,552	56,783
Shareholders’ Equity	696,764	536,118

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,242,022	$989,568

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	December 31,
	2006	2005	2006	2006	2005
	(in thousands, except per share amounts)
Revenue	$342,363	$288,725	$337,263	$1,280,198	$998,543
Cost of Services and Products	266,741	232,549	249,038	984,077	819,263

Gross Margin	75,622	56,176	88,225	296,121	179,280
Selling, General and Administrative Expense	27,740	25,595	27,634	101,785	85,211

Income from Operations	47,882	30,581	60,591	194,336	94,069
Interest Income	470	170	130	730	505
Interest Expense	(3,470)	(3,032)	(3,528)	(12,920)	(10,102)
Equity earnings of unconsolidated affiliates, net	1,336	533	2,482	12,051	10,410
Other Income (Expense), net	(902)	(437)	(1,213)	(3,302)	(432)

Income before income taxes	45,316	27,815	58,462	190,895	94,450
Provision for Income Taxes	15,472	8,114	19,915	66,401	31,770

Net Income	$29,844	$19,701	$38,547	$124,494	$62,680

Diluted Earnings per Share	$0.54	$0.36	$0.70	$2.26	$1.17
Weighted average number of common shares and equivalents	55,349	54,563	55,283	54,991	53,647
The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
		2006	2005	2006	2006	2005
		($ in thousands)
Remotely Operated Vehicles	Revenue	$113,867	$86,206	$108,801	$410,256	$315,178
	Gross margin	$36,265	$18,715	$35,224	$129,929	$84,419
	Gross margin %	32%	22%	32%	32%	27%
	Operating income	$31,387	$14,319	$30,160	$111,022	$68,962
	Days available	16,995	16,263	16,921	66,155	62,429
	Utilization	86%	85%	86%	85%	83%

Subsea Products	Revenue	$99,184	$83,893	$98,993	$364,510	$239,039
	Gross margin	$22,663	$18,245	$22,801	$81,380	$37,113
	Gross margin %	23%	22%	23%	22%	16%
	Operating income	$15,255	$11,636	$15,422	$53,645	$13,941
	Backlog	$359,000	$196,000	$281,000	$359,000	$196,000

Subsea Projects	Revenue	$32,527	$43,663	$38,410	$155,046	$121,628
	Gross margin	$11,477	$13,612	$18,182	$65,119	$31,122
	Gross margin %	35%	31%	47%	42%	26%
	Operating income	$10,057	$12,275	$16,790	$59,585	$26,219

Inspection	Revenue	$47,520	$34,490	$45,526	$169,014	$154,857
	Gross margin	$6,781	$4,077	$8,304	$28,501	$21,704
	Gross margin %	14%	12%	18%	17%	14%
	Operating income	$3,149	$234	$4,828	$14,946	$7,946

Mobile Offshore Production Systems	Revenue	$14,477	$13,083	$12,767	$52,931	$50,091
	Gross margin	$5,380	$5,100	$4,055	$17,136	$18,330
	Gross margin %	37%	39%	32%	32%	37%
	Operating income	$5,030	$4,780	$3,727	$16,001	$16,796

Advanced Technologies	Revenue	$34,788	$27,390	$32,766	$128,441	$117,750
	Gross margin	$6,062	$3,727	$5,028	$19,862	$20,772
	Gross margin %	17%	14%	15%	15%	18%
	Operating income	$3,786	$1,431	$3,185	$11,585	$12,539

Unallocated Expenses	Gross margin	$(13,006)	$(7,300)	$(5,369)	$(45,806)	$(34,180)
	Operating income	$(20,782)	$(14,094)	$(13,521)	$(72,448)	$(52,334)

TOTAL	Revenue	$342,363	$288,725	$337,263	$1,280,198	$998,543
	Gross margin	$75,622	$56,176	$88,225	$296,121	$179,280
	Gross margin %	22%	19%	26%	23%	18%
	Operating income	$47,882	$30,581	$60,591	$194,336	$94,069

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$59,496	$46,145	$43,824	$193,842	$142,269
Depreciation and amortization		$21,517	$24,740	$20,594	$80,456	$79,613